Exhibit 99.1
NaviSite, Inc.
Amended and Restated Director Compensation Plan
August 2007
     This Amended and Restated Director Compensation Plan (the “Plan”) sets forth the terms and conditions regarding the compensation of the independent directors of the Board of Directors (the “Board”) of NaviSite, Inc. (the “Company”) and the Chairman of the Board. All of the directors on the Board of the Company receive reimbursement of expenses incurred with respect to attendance at meetings of the Board and meetings of the committees thereof.
     1.    Each independent director and the Chairman of the Board shall be paid an annual fee of $36,000. The chairman of the Board’s Governance, Nominating and Compensation Committee (the “GNC Committee”) and the chairman of the Board’s Audit Committee (the “Audit Committee”) (collectively, the “Committee Chairs”) shall each receive an additional annual fee of $15,000. Each member of the GNC Committee and the Audit Committee (other than the Committee Chairs) shall receive an additional annual fee of $7,500, and the Chairman of the Board shall receive an additional annual fee of $15,000. All annual fees shall be payable in quarterly installments.
     2.    Upon initial election to the Board, each independent director and the Chairman of the Board shall receive an initial grant of 31,500 shares of restricted common stock (the “Initial Grant”). The shares subject to the Initial Grant shall vest monthly over a period of thirty-six months.
     3.    Upon re-election to the Board, each independent director and the Chairman of the Board shall receive a grant of 15,750 shares of restricted common stock (the “Annual Grant”). The members of the Audit Committee and the GNC Committee, and the Committee Chairs, will not receive any additional shares of restricted common stock as a result of their membership on such committees or position as Committee Chairs. The shares of restricted common stock subject to the Annual Grant shall vest monthly over a period of twelve months.
     4.    The shares of restricted common stock subject to the Initial Grant and the Annual Grant shall be subject to a separate restricted stock agreement between the recipient and the Company, which agreement shall provide that upon a change in control of the Company the shares subject to the Initial Grant and the Annual Grant shall become fully vested.
     5.    The Board may, at any time, amend or terminate this Plan.